JANEL WORLD TRADE LTD.
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE
PREFERRED STOCK

(Pursuant to Section 78.1955 of the Nevada Private Corporations Law)

The undersigned, an authorized officer of Janel World Trade Ltd., a Nevada corporation (the “Corporation”), in accordance with the provisions of Section 78.1955 of the Nevada Private Corporations Law (the “NPCL”), does hereby certify that, in accordance with NRS 78.315 of the NPCL, the following resolution was duly adopted by the Board of Directors of the Corporation on January 10, 2007:

RESOLVED, that the Board of Directors, pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation, hereby authorizes the issuance of a series of Preferred Stock, par value $0.001 per share, of the Corporation, and hereby fixes the designation, preferences, rights and the qualifications, limitations and restrictions thereof, in addition to those set forth in the Certificate of Incorporation of the Corporation, as follows:

(1) Voting Rights.

(a) Series A Preferred Stock. Except as otherwise provided herein, in the Certificate of Incorporation or as required by law, the holders of the Preferred Shares (each a “Holder,” and collectively the “Holders”) and the holders of the Company’s common stock, par value $0.001 per share (the “Common Stock”) shall vote together as a single class with each Preferred Share having the number of votes equal to the largest whole number of shares of Common Stock into which such Preferred Share could be converted, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.

(b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. Except as otherwise expressly provided herein or as required by law, the Holders of the Preferred Shares and the holders of Common Stock shall vote together and not as separate classes.

(2) Stated Value. Subject to Section 6, each Preferred Share shall have a “Stated Value” equal to fifty ($.50) cents.

(3) Conversion of Preferred Shares.

(a) The Preferred Shares shall be convertible into shares of Common Stock at any time or times on or after the first date of issuance of any Preferred Share (the “Original Issuance Date”). Any Holder shall be entitled to convert all or a portion of such Holder’s Preferred Shares into fully paid and non-assessable shares of Common Stock (each, a “Conversion”), in accordance with this Section 3(a), Section 3(b) and Section 3(c). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing such fractional share, pay to the Holder the fair value thereof in cash. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of Preferred Shares unless such taxes result from the issuance of Common Stock upon conversion to a person other than the Holder.

(b) Conversion Price. Subject to anti-dilution adjustment as provided in Section 3(d), upon a Conversion pursuant to Section 3(a) herein, the conversion price (the “Optional Conversion Price”) of each Preferred Share shall equal $.50. Each Preferred Share will convert into that number of shares of Common Stock determined by dividing the Stated Value of the Preferred Share by the Optional Conversion Price, as adjusted at the time of conversion.

(c) Mechanics of Conversion. To convert Preferred Shares into Conversion Shares, pursuant to Section 3(a) on any date (a “Conversion Date”), the Holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company, and (ii) surrender to a common carrier for delivery to the Company within three (3) business days of such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled, or (y) provided that the Common Stock is then publicly traded (or quoted), the Company has a transfer agent (the “Transfer Agent”), and the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to this Section 3(c) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(d) Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon conversion of the Preferred Shares shall be subject to adjustment from time to time upon the happening of certain events as follows:

(i) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time on or after the Original Issuance Date effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time on or after the Original Issuance Date combines the outstanding shares of Common Stock into a smaller number of shares, the Optional Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 3(d)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time on or after the Original Issuance Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(ii) as of the time of actual payment of such dividends or distributions.

(iii) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time on or after the Original Issuance Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the Holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Preferred Shares been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3(f) with respect to the rights of the Holders of the Preferred Shares.

(iv) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time on or after the Original Issuance Date, the Common Stock issuable upon the conversion of the Preferred Shares is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 3(d)), then and in any such event each Holder of Preferred Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(v) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time on or after the Original Issuance Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3(d)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3(d) with respect to the rights of the Holders of the Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 3(d) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Shares) shall be applicable after that event and be as nearly equivalent as is practicable.

(e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Preferred Shares against impairment.

(f)  Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder of Preferred Shares, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

(g) Status of Converted Stock. In the event any Preferred Shares shall be converted pursuant to Section 3 hereof, the Preferred Shares so converted shall be canceled and shall not be reissued as Preferred Shares.

(h) Stock Purchase Rights. If at any time or from time to time, the Company grants or issues to the record holders of the Common Stock any options, warrants or rights (collectively, “Stock Purchase Rights”) entitling any holder of Common Stock to purchase Common Stock or any security convertible into or exchangeable for Common Stock or to purchase any other stock or securities of the Company, the Holders of Preferred Shares shall be entitled to acquire, upon the terms applicable to such Stock Purchase Rights, the aggregate Stock Purchase Rights which such Holders of Preferred Shares could have acquired if they had been the record holder of the maximum number of shares of Common Stock issuable upon conversion of their Preferred Shares on both (x) the record date for such grant or issuance of such Stock Purchase Rights, and (y) the date of the grant or issuance of such Stock Purchase Rights.

(4) Assumption and Provision Upon Organic Change. Prior to the consummation of any Organic Change (as defined below), the Company shall make appropriate provision to ensure that each of the Holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such Holder’s Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such Holder’s Preferred Shares into Common Stock immediately prior to such Organic Change. The following shall constitute an “Organic Change:” any recapitalization, reorganization, reclassification, consolidation or merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

(5) Reservation of Authorized Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, 100% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

(6) Liquidation, Dissolution, Winding-Up. In the event of any Liquidation (as defined below) of the Company, the Holders of the Preferred Shares shall be entitled to receive out of the assets of the Company legally available for distribution therefrom (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on a Liquidation of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value, (ii) four (4%) percent of the Stated Value, calculated from the Original Issuance Date through and including the date the Liquidation Funds are paid to the Holders of the Preferred Shares, plus (iii) all dividends, if any, which have accrued or are payable under Section 8 hereof, but have not been paid and received by the Holders of the Preferred Shares, up to and including the date full payment is tendered to the Holder of such Preferred Share with respect to such Liquidation (collectively, the “Non Change of Control Liquidation Preference”); provided, however, that notwithstanding anything to the contrary provided herein or elsewhere, in the event that a Liquidation is caused as a result of a Change of Control (as defined below), each Holder of Preferred Shares shall be entitled to receive in addition to the Non Change of Control Liquidation Preference, such additional amounts that each such Holder would have received in the Liquidation, had it converted its Preferred Stock into Common Stock immediately prior to the Liquidation. If, upon any Liquidation, the Liquidation Funds are insufficient to pay, issue or deliver the full amount due to the Holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are expressly provided for as of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designation of Preferences Rights and Limitations, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. No Holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any Liquidation other than the amounts provided for herein; provided that a Holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder. The form of consideration in which the Liquidation Preference is to be paid to the Holders of the Preferred Shares as provided in this Section (6) shall be the form of consideration received by the Company or the other holders of the Company’s capital stock, as the case may be.

“Liquidation” means any of the following: (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (ii) filing for bankruptcy pursuant to applicable federal and/or state laws, (iii) any actions that directly and/or indirectly may be reasonably construed as steps in taking the Company private, including, but not limited to, failure to file SEC Reports required by applicable SEC rules and regulations in a timely fashion, the Company, any affiliate of the Company and/or any person at the direct and/or indirect request of the Company buying shares of issued and outstanding Company Stock (with the exception of such a transaction between the Company and James N. Jannello, which is not in excess of fifty percent (50%) of his holdings of Common Stock, in the event of the Company listing its securities on the London Stock Exchange Alternative Investment Market (“AIM”)), the filing of a Form 15, the Common Stock no longer is eligible for quotation on the NASD Bulletin Board, the Company’s Board of Directors and/or shareholders meeting and/or through resolutions, adopts or calls a meeting authorizing the Company to undertake any of the above such actions (“Going Private Actions”), or (iv) any Change of Control, provided, however, that transactions authorized by the Company’s Board of Directors or shareholders with respect to causing the Company’s issued and outstanding Common Stock, and the shares of Common Stock underlying the Preferred Shares, to be listed on the AIM, which result in the filing of a Form 15, cessation of the filing of SEC Reports and cessation of eligibility for quotation the NASD Bulletin Board, will not be construed to constitute Going Private Actions, Liquidation or a Change of Control as defined herein.

“Change of Control” means (i) a change in the voting control of the Company such that any one person, entity or “group” (as contemplated by Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended) acquires from the Company in one or more, including a series of, transactions the right to cast greater than 50% of votes eligible to be cast by all holders of capital stock of the Company in the election of directors of the Company, provided that such transaction is approved by the Board or (ii) any merger or consolidation of the Company with or into another entity or any sale of all or substantially all of the assets of the Company.

(7) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in all respects as to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. For so long as any Preferred Shares remain outstanding, the Company shall not, without the express written consent of Holders owning no less than a majority of the aggregate Stated Value of the then issued and outstanding Preferred Shares (a) create or authorize any other class or series of capital stock, ranking pari passu and/or senior in any respect to the Preferred Shares, or (b) issue any indebtedness ranking pari passu and/or senior in respect to the Preferred Stock.

(8) Dividends; Participation. Each Preferred Share shall accrue and be paid a dividend at the rate of three (3%) percent per annum of the Stated Value, payable quarterly in arrears on January 1st, April 1st, July 1st and October 1st of each year and for such whole year (or portion thereof) that such Preferred Share is issued and outstanding. The dividend payments shall be made in either cash or at the option of the Company through the issuance of additional Preferred Shares in such amount of Preferred Shares equal to the quotient of (i) the dividend amount payment then due, divided by (ii) the Stated Value of a share of Preferred Stock;. So long as any Preferred Shares shall be outstanding, no dividend, whether in cash, securities or property, shall be paid or declared, nor shall any other distribution be made, on the Common Stock or any other security junior to the Preferred Shares as to dividend rights, unless (A) all dividends, if any, payable with respect to the Preferred Shares shall have been declared and paid, and (B) the Company shall also declare and pay to the Preferred Shares, at the same time it declares and pays such dividend or distribution to the holders of Common Stock, the dividend or distribution that would have been declared and paid with respect to the Conversion Shares had all of the Preferred Shares been converted into Conversion Shares immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the Company pays to the record holders of Common Stock such dividend or distribution.

(9) Vote to Issue, or Change the Terms of, Preferred Shares. The affirmative vote of the Holders owning not less than a majority of the aggregate Stated Value of the then issued and outstanding Preferred Shares at a meeting duly called for such purpose, or by the written consent without a meeting of the Holders of not less than a majority of the then outstanding Preferred Shares shall be required for any direct and/or indirect (i) Going Private Actions, (ii) Liquidation, and/or (iii) any amendment to this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (“Certificate of Designation”), the Company’s Certificate of Incorporation or Bylaws which would directly and/or indirectly amend, alter, change, repeal or otherwise adversely affect any of the powers, designations, preferences and rights of the Preferred Shares.

(10) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

(11) Notices. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice shall be given in writing and will be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given (a) if to the Company, at the Company’s executive offices or (b) if to a Holder, at the address set forth on Company’s books and records.

IN WITNESS WHEREOF, Janel World Trade Ltd. has caused this Certificate to be signed by James N. Jannello, its Executive Vice President and Chief Executive Officer on this 10th day of January, 2007.

JANEL WORLD TRADE LTD.

By:  /s/ James N. Jannello
Name: James N. Jannello
Title: Executive Vice President and Chief Executive Officer

EXHIBIT I

JANEL WORLD TRADE LTD.

CONVERSION NOTICE

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Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Centuria Corporation (the “Certificate”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of Janel World Trade Ltd., a Nevada corporation (the “Company”), indicated below into Company shares of common stock or Survivor Common Stock, as defined in the Certificate, as applicable, as of the date specified below (collectively, the “Common Stock”).

Date of Conversion: ______________________________________________________

Number of Preferred Shares to be converted:  ___________________________________

Stock certificate number(s) of Preferred Shares to be converted:  _____________________

Please deliver the Common Stock into which the Preferred Shares are being converted to the following address:

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